Exhibit 10.40

ENGLISH TRANSLATION OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into as of January 24, 2011 by and between Fujian Xing Gang Port Service Co., Ltd. (“Party A”) and Mr. Fangjie Gu (the “Party B”) (collectively the “Parties”; individually a “Party”).

WHEREAS, China Dredging Group Co., Ltd., a British Virgin Islands parent company which is indirectly holding Party A has signed the Employment Agreement with Mr. Fangjie Gu on August 26, 2010 (hereafter referred to as “Employment Agreement ”), to engage him as the Chief Operating Officer (the “COO”) of China Dredging Group Co., Ltd.

WHEREAS, China Dredging Group Co., Ltd. desires to designate Party B to be the General Manager of Party A and Party B desires to accept such designation, and the Parties intend to enter into the agreement on the to set forth employment related matters.

NOW, THEREFORE, based on the principle of equality, voluntariness and unanimity through consultation，the Parties agree as follows：

1.        Term of Employment. The term of the Agreement is from January 1, 2011 to January 1, 2014 (“Term”), unless the employment is terminated prior to the expiration of such three-year period pursuant to the provisions hereunder.

2.        Position. Party B shall render services to Party A in the position of general manager and perform all services appropriate to that position as well as other services as may reasonably be assigned by Party A.  Party B’s domestic principal place of employment shall be at Fuzhou or any other place as agreed by the Parties from time to time.

3.        Remuneration.  During the Term, Party B shall be entitled to the following remuneration :

(1) Salary.  Pursuant to the stipulations of Employment Agreement and Supplemental Employment Agreement signed by Party B and the China Dredging Group Co., Ltd, Party B is entitled to the base salary paid by Party A. Party B’s annual base salary is RMB 96,000 by monthly payment (the “Monthly Salary”). The Monthly Salary should be paid before the fifth day of the next month during the term of the Employment.

(2) Bonus.  China Dredging Group Co., Ltd. shall pay Party B the any payable bonus (the “Annual Bonus”) pursuant to the provisions of Employment Agreement.

4.        Benefits. During the Term, Party B shall be entitled to the following benefits:

(1) Employee Benefit Plans. Party B shall be granted any standard employee benefit that currently exists in Party A or may be established by Party A in the future, including, but not limited to, any retirement plan, and travel holiday policy.

(2) Expenses. Party A shall reimburse Party B for reasonable and necessary business expenses incurred by Party B in connection with the performance of the working content as set forth herein during the Term; provided Party B shall provide reasonable supporting documentation with respect to such expenses, if requested.

(3) Indemnification.  Party A shall fully indemnify Party B for any losses incurred in his capacity as an officer of Party A. Such indemnification should be sufficient to cover all the losses incurred in Party B’s capacity as an officer of Party A pursuant to the PRC laws. However, Party A shall not be responsible for any losses caused by or attributable to the Party B’s gross negligence or willful misconducts, except as otherwise required by the laws.

5.        Duties and responsibilities. Party B shall devote all of his working time, attention and skill to the discharge of his duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, and shall observe and comply with all resolutions and directions from time to time made or given by the Board of Directors of Party A (the “Board”).  The Party B shall at all times keep the Board promptly and fully informed of his conduct relating to material matters, decisions and transactions affecting or involving Party A or its related companies, including but not limited to, China Dredging Group Co., Ltd. and each of its subsidiaries and variable interest entities (the “Related Company”), and provide such explanations as may reasonably be required.  Insofar as the internal rules and regulations of Party A and the Related Companies are applicable to Party B, Party B undertakes to abide by such rules and regulations.

6.       Early Termination by Party A.  Party A may dismiss Party B for cause at any time as provided by the PRC Labor Law without any liability. “Cause” shall include: (a) Party B materially breaches Party A’s rules and regulations or any agreement with the Company or a Related Company; (b) Party B causes substantial loss to Party A due to his serious dereliction of duty or engagement in graft for personal gain; (c) Party B establishes an employment relationship with another employer simultaneously which materially affects the completion of his task with Party A, or he refuses to rectify the situation after being cautioned by Party A unless Party B is employed by a Related Company or obtains approval from Party A; (d) through fraud, coercion or exploitation of the other party’s disadvantageous position, Party B causes Party A to conclude or amend the Agreement against the latter’s true intent; or (e) Party B is subject to criminal liability in accordance with PRC law. In addition, Party A may dismiss Party B by serving Party B three (3) months’ prior written notice.  During such notice period, Party B shall continue to diligently perform all of Party B’s duties hereunder.  In the event of dismissal without Cause, Party B will be eligible to receive an amount equal to the Monthly Salary multiplied by (M + 3), where M shall mean the number of years Party B has been employed by Party A  after this Agreement coming into effect, payable in full immediately following the receipt by Party B of such written notice.

7.        Early Termination by Party B.

(1) If Party B selects to terminate the Agreement for Good Reason (as hereinafter defined), the Party B will be eligible to receive an amount equal to the Monthly Salary multiplied by (M + 3), where M shall mean the number of years Party B has been employed by Party A after this Agreement coming into effect, payable in full immediately following Party A’s receipt of such termination notice, except as otherwise required by the laws.  No Annual Bonus shall be payable upon such termination.  Thereafter (subject to Section 15 hereof) all obligations of Party A under this Agreement shall cease. For the purpose of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by Party A without the consent of Party B and (ii) such event is not rectified within twenty (20) days by Party A to Party B’s reasonable satisfaction:

(a)   a significant change in Party B’s position with Party A or a change to his duties or responsibilities which materially reduces Party B’s level of responsibility; or

(b)   Party A fails to perform this Agreement or violates the relevant labor laws, regulations or infringes upon any of Party B’s rights or interests; or

(c)   the imposition by the Board on Party B of any action or responsibility involving the commission of (i) a felony, (ii) criminal dishonesty, (iii) any crime involving moral turpitude or (iv) fraud; or

(d)   any action by the Board requiring Party B to breach Party B’s obligations and responsibilities under this Agreement; or

(e)   any action of the Board constituting a constructive discharge or an unreasonable interference with Party B’s ability to fulfill Party B’s obligations under this Agreement; or

(f)    a Change of Control of Party A (For purposes of this Agreement, a “Change of Control of Party A” shall mean (i) the sale of all or substantially all of the assets of Party A in a transaction or series of transactions, (ii) any transaction or series of transactions in which an unaffiliated third party acquires all or substantially all the issued and outstanding capital stock of Party A, or (iii) any merger, consolidation or reorganization to which Party A is a party, except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the stockholders holding a majority of the outstanding voting power of Party A immediately prior to the merger, consolidation or reorganization of Party A have at least a majority of the outstanding voting power of the surviving entity after the merger, consolidation or reorganization. In the circumstance of Change of Control of Party A, Party B may terminate the Agreement without any liability regardless whether the duties in his capacity ceases.

(2)  Termination other than for Good Reason. Party B may terminate employment with Party A at any time for any reason other than Good Reason or for no reason at all, upon Party B’s delivery to Party A three (3) months’ advance written notice.  Upon a termination other than for Good Reason, the Party B shall not be entitled to any compensation. No Annual Bonus shall be payable upon such termination.  During such notice period the Party B shall continue to diligently perform all of its duties hereunder.  Party A shall have the option, in its sole discretion, to make the Party B’s termination effective at any time prior to the end of such notice period as long as Party A pays the Party B all compensation under Section 3 and 4 hereof to which the Party B is entitled through the last day of the three (3) month notice period.

8.       Termination Obligations. Party B agrees that on or before termination of employment, he should promptly return to Party A all documents and materials of any nature (including any materials in electronic form) pertaining to his work with Party A, including all originals and copies of all or any part of any Confidential Information along with any and all equipment and other tangible and intangible property of Party A.  Party B agrees not to retain any documents or materials or copies thereof containing any Confidential Information (as defined below). If this Agreement terminates by the expiration other than any earlier termination, and without any extension, Party B is not entitled to any compensation from the Party A , except as otherwise stipulated by PRC laws.

9.        Income Tax. Party B should pay the income tax for any payments made by Party A pursuant to Section 3, 4 or 4 of this Agreement.

10.      Confidentiality; Non-Compete; Non-Solicitation; No Conflict; Non-Disparagement.

(1) Confidentiality Obligation.  The Party B hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of Party A and its related companies, or to disclose to any person, corporation or other entity without written consent of Party A, any Confidential Information.  Party B understands that “Confidential Information” means any proprietary or confidential information of Party A, its affiliates, their clients, customers or partners, and licensors of Party A and its related companies, including, without limitation: technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of Party A and its related companies on whom the Party B called or with whom the Party B became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the clients, customers, suppliers, joint ventures, licensors, licensees, distributors and other persons with whom Party A and its related companies do business, information regarding the skills and compensation of other employees of Party A and its related companies or other business information disclosed to the Party B by or obtained by the Party B from Party A and its related companies, its affiliates, or their clients, customers, suppliers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  Notwithstanding the foregoing, Confidential Information shall not include information that is common knowledge or that the Party B demonstrates was or became generally available to the public other than as a result of a disclosure by Party B.

(2)  Non-Compete and Non-Solicitation.  Party B undertakes to Party A that, he will not (i) during his term of employment with Party A take up any Party B position in any company other than Party A and its related companies and will commit all of his efforts towards the development of the business and operations of Party A and its related companies and (ii) for a period of twelve (12) months (or less than twelve (12) months if agreed by the Board) after he ceases to be employed by Party A and/or its related companies (collectively the “Non-Compete Period”):

(a) either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be employed, engaged, concerned, provide technical expertise or be interested directly or indirectly in, any business, whether as shareholder, director, executive, partner, agent or otherwise, that is, in the opinion of Party A in competition (whether directly or indirectly) with any business carried on or proposed to be carried on by Party A and its related companies from time to time;

(b)  either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from Party A and its related companies from time to time, the customer of any person, firm, company or organization who shall at any time have been a customer, client, agent or correspondent of the Party A or its related companies or in the habit of dealing with Party A or its related companies;

(c) either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from Party A and its related companies from time to time, any person who is an officer, manager or executive of Party A or its related companies whether or not such person would commit a breach of his contract of or employment by reason of leaving such employment.

(d) Party B shall be entitled to monthly compensation in consideration of fulfilling the obligation under this Section, in an amount equal to the Monthly Salary, for the period of the Non-Compete Period.

(3) No Conflict.  The Party B represents and warrants that Party B’s execution of this Agreement, his employment with Party A, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

(4) Provisions reasonable for protection of legitimate interest.  The Parties agree that the restrictions in paragraph (1) and (2) under this Section are considered to be reasonable in all circumstances.  Notwithstanding the foregoing, it is agreed between the Parties that if any one or more of such restrictions shall, either by itself or together with other restrictions, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of Party A and its Related Companies from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

(5) Non-Disparagement. Following the date hereof, Party B shall not, directly or indirectly, in person or through an agent or intermediary, disparage or make negative, derogatory or defamatory statements about Party A and any of its officers, directors employees or stockholders or their respective business activities or the business activities of any of their affiliates or their respective officers, directors, managers, employees or stockholders to any other person or entity, whether true or not.

11.    Intellectual Property

The Party B agrees with and undertakes to Party A that:

(1)  he will not divulge, use (other than for the purpose and benefit of Party A and its related companies) or infringe the trade marks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights of Party A and its related companies; and

(2)  all trademarks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by Party B in the course of his work or employment shall belong solely to Party A. Party B agrees he will, upon demand by Party A, execute any documents reasonably necessary to transfer any such intellectual property rights to Party A.

12.    Survival.  The Parties’ obligations under Sections 10 and 11 hereof shall survive and continue in effect after the termination of this Supplementary Agreement, whatever the reason for such termination.

13.    Continuing Obligations. The obligations in this Agreement will continue in the event that Party B is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Related Company of Party A.

14.  Governing Law and Dispute Resolution. The execution, validity, interpretation and performance of and resolution of disputes under the Agreement shall be governed by and construed in accordance with the laws of the PRC.

Any disputes or claims relating to the Agreement or the interpretation, breach, termination or validity hereof shall be resolved through friendly consultations, commencing upon written notice given by one Party to the other Party of the existence of such a claim or dispute.  If the dispute or claim cannot be resolved after thirty (30) days of such notice, either Party may request arbitration by a labor dispute arbitration committee established in accordance with the labor law of the PRC.  If either Party disagrees with the arbitral award of the labor dispute arbitration committee, such Party may institute legal proceedings with the authorized people’s court within 15 days after notification of the arbitral award, except as otherwise required by the laws.

15. Assignability. The terms of the Agreement will remain in effect and shall be binding upon any successor in interest of Party A including any entity with which Party A may merge or consolidate or to which all or substantially all of its assets may be transferred.  A reference to Party A shall include its successors.  Except as set forth in the preceding sentence, the Agreement may not be assigned by a Party to any third party, without the prior consent of the other Party.

16. Social Insurance. Party A shall handle the social insurance for Party B pursuant to related laws and regulations.

17. Notices. Notices under the Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

to Party A at:

Floor 18, Tower A Zhongshan Building
No. 154 Hudong Road, Gulou District
Fuzhou City 350003 P.R.C.

Attention: The legal representative or the authorized representative

Lin Qing

to Party B at:

Room 1805, Building 4, Ronghuijiangshan Building
No. 289 Yangqiaoxi Road, Gulou District
Fuzhou City 350003 P.R.C.

Gu Fangjie

18.  Miscellaneous

(1) This Agreement shall be executed in two (2) original copies. Each Party shall receive one (1) original copy, all of which shall be equally valid and enforceable.

(2) This Agreement shall become effective as of the date that the legal representatives or authorized representatives of Party A and Party B sign and affix the seals respectively.

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IN WITNESS WHEREOF, the undersigned has hereunto caused this Agreement to be executed as of the day and year first above written.

Party A: Fujian Xing Gang Port Service Co., Ltd.
By:	/s/ Lin Qing

Name:	Lin Qing

Title:	Legal Representative

Party B : Fangjie Gu
ID No. : 370602197811020736
By:	/s/ Fangjie Gu
Fangjie Gu